INDEPENDENT AUDITORS' CONSENT

We consent to the use in the amended Registration Statement of U.S. Geothermal Inc. on Form SB-2 of our Independent Auditors’ Report, dated June 17, 2004, on the consolidated balance sheets of U.S. Geothermal Inc. and subsidiaries as at March 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the years ended March 31, 2004 and 2003, and for the period from February 26, 2002 (date of inception) to March 31, 2004.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

Vancouver, Canada	"Morgan & Company"

November 9, 2004	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1